Item 11.  Executive Officers of the Registrant

     (a) The following table indicates, as of September 30, 1996, the names and ages of the executive officers of Registrant. Their term of office with Registrant held by such person:

                        Position and
                        Office with     Held Office     Term of
Name            Age     Registrant      Since           Office

Harold Luebken  53      President       February 1986   Next Annual
                                                        Shareholders'
                                                        Meeting

Renee Parrish   28      Secretary       February 1994   Next Annual
                                                        Shareholders'
                                                        Meeting

          There are no family relationships among the executives of the registrant.

          There is no arrangement or understanding between any executive officer and any other person to which he was selected as an officer.

     (b) The following is a brief account of the business experiences during the past five (5) years of each executive officer.

          1. Harold Luebken has been involved in the real estate business for the past five (5) years. He is actively involved in property management during that period.

          1. Rene Parrish is licensed to sell real estate in Iowa. She has worked for eight (8) years for a real estate investment property company, buying and selling real estate for the company.